Exhibit 10.01

AMENDED AND RESTATED
CREDIT AGREEMENT

DATED AS OF MAY 31, 2005

AMONG

RLI CORP.,

THE LENDERS, AND

JPMORGAN CHASE BANK, N.A.,
AS AGENT

J.P. MORGAN SECURITIES INC.,
AS LEAD ARRANGER AND SOLE BOOKRUNNER

Table of Contents

ARTICLE I	DEFINITIONS

ARTICLE II	THE CREDITS
2.1	Commitment
2.2	Termination
2.3	Ratable Loans
2.4	Types of Advances
2.5	Commitment Fee; Reductions and Increases in Aggregate Commitment.
2.6	Minimum Amount of Each Advance
2.7	Optional Principal Payments
2.8	Method of Selecting Types and Interest Periods for New Advances
2.9	Conversion and Continuation of Outstanding Advances
2.10	Changes in Interest Rate, etc
2.11	Rates Applicable After Default
2.12	Method of Payment
2.13	Noteless Agreement; Evidence of Indebtedness
2.14	Telephonic Notices
2.15	Interest Payment Dates; Interest and Fee Basis
2.16	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions
2.17	Lending Installations
2.18	Non-Receipt of Funds by the Agent

ARTICLE III	YIELD PROTECTION; TAXES
3.1	Yield Protection
3.2	Changes in Capital Adequacy Regulations
3.3	Availability of Types of Advances
3.4	Funding Indemnification
3.5	Taxes
3.6	Lender Statements; Survival of Indemnity
3.7	Substitution of Lender

ARTICLE IV	CONDITIONS PRECEDENT
4.1	Effectiveness
4.2	Each Advance

ARTICLE V	REPRESENTATIONS AND WARRANTIES
5.1	Existence and Standing
5.2	Authorization and Validity
5.3	No Conflict; Consent
5.4	Financial Statements
5.5	Taxes
5.6	Material Adverse Change

i

5.7	Litigation and Contingent Obligations
5.8	Subsidiaries
5.9	ERISA
5.10	Accuracy of Information
5.11	Regulation U
5.12	Material Agreements
5.13	Compliance With Laws
5.14	Plan Assets; Prohibited Transactions
5.15	Investment Company Act
5.16	Public Utility Holding Company Act
5.17	Insurance Licenses
5.18	Reinsurance
5.19	Solvency
5.20	Labor Controversies; Union Contracts, Etc
5.21	Surety Obligations; Financial Assurances
5.22	Business Relations
5.23	Hazardous Materials
5.24	Ranking
5.25	Intellectual Property

ARTICLE VI	COVENANTS
6.1	Financial Reporting
6.2	Other Reports
6.3	Use of Proceeds
6.4	Notice of Default
6.5	Taxes
6.6	Insurance
6.7	Compliance with Laws
6.8	Maintenance of Properties
6.9	Inspection
6.10	Conduct of Business
6.11	Dividends
6.12	Merger
6.13	Sale of Assets
6.14	Investments and Acquisitions
6.15	Liens
6.16	Reinsurance
6.17	Affiliates
6.18	Financial Covenants.
6.19	LaSalle Credit Facility Prepayments

ARTICLE VII	DEFAULTS

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1	Acceleration
8.2	Amendments
8.3	Preservation of Rights

ARTICLE IX	GENERAL PROVISIONS
9.1	Survival of Representations
9.2	Governmental Regulation
9.3	Headings
9.4	Entire Agreement
9.5	Several Obligations; Benefits of this Agreement
9.6	Expenses; Indemnification
9.7	Numbers of Documents
9.8	Accounting
9.9	Severability of Provisions
9.10	Nonliability of Lenders
9.11	Confidentiality
9.12	Nonreliance
9.13	Disclosure
9.14	USA Patriot Act
9.15	Amendment and Restatement.

ARTICLE X	THE AGENT
10.1	Appointment; Nature of Relationship
10.2	Powers
10.3	General Immunity
10.4	No Responsibility for Loans, Recitals, etc
10.5	Action on Instructions of Lenders
10.6	Employment of Agents and Counsel
10.7	Reliance on Documents; Counsel
10.8	Agent’s Reimbursement and Indemnification
10.9	Notice of Default
10.10	Rights as a Lender
10.11	Lender Credit Decision
10.12	Successor Agent
10.13	Delegation to Affiliates

ARTICLE XI	SETOFF; RATABLE PAYMENTS
11.1	Setoff
11.2	Ratable Payments

ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1	Successors and Assigns
12.2	Participations.
12.3	Assignments.
12.4	Dissemination of Information
12.5	Tax Treatment

ARTICLE XIII	NOTICES
13.1	Notices
13.2	Change of Address

ARTICLE XIV	COUNTERPARTS

ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Note

SCHEDULES

Schedule 5.8	Subsidiaries
Schedule 5.9	Employee Plans
Schedule 5.17	Insurance Licenses
Schedule 5.18	Reinsurance
Schedule 5.21	Financial Assurance

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of May 31, 2005 is among RLI Corp., an Illinois corporation, the Lenders and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, Illinois, NA), a national banking association, as Agent.  The parties hereto agree as follows:

RECITALS:

A.                                   The Borrower, the Lenders and the Agent are parties to a Credit Agreement dated as of May 31, 2002, pursuant to which the Lenders have made a $20,000,000 revolving credit facility available to the Borrower (the “Existing Agreement”).

B.                                     The Existing Agreement terminates by its terms as of May 31, 2005, and the Borrower wishes to reduce the aggregate commitments with respect to the revolving credit facility from $20,000,000 to $10,000,000 and to extend its maturity for an additional three years.

C.                                     LaSalle Bank National Association has previously extended a $20,000,000 revolving credit facility to the Borrower, which it intends to modify contemporaneously herewith on substantially the same terms and conditions as those set forth herein.

D.                                    The Borrower, JPMCB and LaSalle are simultaneously entering into an amendment to the existing intercreditor agreement which confirms that the obligations under this Agreement and the LaSalle Credit Agreement shall be pari passu and that the outstanding amounts under this Agreement and the LaSalle Credit Agreement are intended to be equal at all times.

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Act” means, collectively, the Laws of any Governmental Authority which apply to the conduct of business by the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a)(i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate plus (b) 0.75% per annum.

“Advance” means a borrowing hereunder, (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 6.1.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Bookrunner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the CEO/President, Chief Operating Officer, Chief Financial Officer or Treasurer of the Borrower, acting singly, or any other Person to whom such authority may be delegated by such named officer from time to time following prior notice to the Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means RLI Corp., an Illinois corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means (a) a “change in control,” as defined in any applicable state law Insurance Holding Company System Regulatory Act or similar legislation, regulation, applicable insurance commission or department order, with respect to RLIC or MHIC; (b) any “Person” or “group” (as such terms are used in Sections 13d and 14d of the 1934 Act, is or shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act) directly or indirectly, of 25% or more on a fully diluted basis of the voting capital stock interest of the Borrower; (c) during any period of 12 consecutive calendar months, commencing on the date hereof, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower; (d) the Borrower shall cease to own beneficially and of record, free and clear of all Liens, other encumbrances or voting agreements, restrictions or trusts of any kind, 100% of the outstanding shares of voting stock of RLIC on a fully diluted basis; or (e) RLIC shall cease to own beneficially and of record, free and clear of all Liens, other encumbrances or voting agreements, restrictions or trusts of any kind, 100% of the outstanding shares of voting shock of MHIC on a fully diluted basis.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Total Capitalization” means at any time the sum of Consolidated Indebtedness and Consolidated Net Worth, each calculated at such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Default” means an event described in Article VII.

“Employee Plan” means any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the Financial Statements, and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or any Affiliate of the Borrower, to which the Borrower or any Affiliate of the Borrower is a party or may have any liability or by which the Borrower or any Affiliate is bound.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Adjusted LIBO Rate.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Adjusted LIBO Rate.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Termination Date” means May 31, 2008.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Financial Assurance” means any financial assurance (whether in the form of a bond, letter of credit, cash or otherwise) required pursuant to any Act, other than insurance policies and bonds issued by any Insurance Subsidiary in the ordinary course of business.

“Financial Hedge” means a swap, collar, floor, cap or other contract which is intended to reduce or eliminate the risk of fluctuations in interest rates.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the greater of (i) 10% of RLIC’s Statutory Surplus as Regards Policyholders as of such date and (ii) RLIC’s aggregate Statutory Net Income for the period of four fiscal quarters ending on such date without regard to unrealized capital gains in such period (determined on a pre-tax basis) and determined without double counting, plus the consolidated net income of the Borrower’s Subsidiaries which are not Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries, to (b) the sum of (i) the Borrower’s Consolidated Interest Expense and dividends paid in the period of four fiscal quarters ending on such date, and (ii) the current maturities of Indebtedness for the Borrower and its Subsidiaries as of such date, other than (x) obligations arising in respect of reverse repurchase transactions and (y) the Loans.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Hazardous Materials” means and includes (a) any friable asbestos (or asbestos which becomes friable), PCBs or dioxins or insulation or other material composed of or containing friable asbestos (or asbestos which becomes friable), PCBs or dioxins and (b) any petroleum or any fraction thereof and any hazardous or toxic waster, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, any applicable so-called “superfund” or “superlien” law, or any other applicable law regulating or pertaining to any such waste, substance or material, as now or at any time hereafter in effect.

“Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) obligations arising in respect of reverse repurchase transactions, (h) reimbursement obligations arising in respect of drawn and undrawn Letters of Credit, (i) senior obligations with respect to Financial Hedges, but only following the occurrence of a default under the applicable Financial Hedge or a Default hereunder, (j) senior obligations with respect to debt for which a Person is responsible or liable solely as a guarantor, but only from and after the date demand for payment is made under the applicable guaranty, and (k) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Insurance Subsidiary” means any Subsidiary which is engaged in the insurance business.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) the greater of (i) 10% of RLIC’s Statutory Surplus as Regards Policyholders as of such date and (ii) RLIC’s aggregate Statutory Net Income for the period of four fiscal quarters ending on such date without regard to unrealized capital gains in such period (determined on a pre-tax basis) and determined without double counting, plus the consolidated net income of the Borrower’s Subsidiaries which are not Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries, to (b) the Borrower’s Consolidated Interest Expense paid in the period of four fiscal quarters ending on such date.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such

Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than premiums or accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

“Investment Grade Obligations” means, as of any date for each Insurance Subsidiary, investments having an NAIC investment rating of 1 or 2, or a Standard & Poor’s rating within the range of ratings from AAA to BBB-, or a Moody’s rating within the range of ratings from Aaa to Baa3.

“JPMCB” means JPMorgan Chase Bank, N.A. (successor by merger to Bank One, Illinois, NA), a national banking association, in its individual capacity, and its successors.

“LaSalle Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of the date hereof among the Borrower, the lenders party thereto and LaSalle Bank National Association, as agent, as amended, supplemented, restated or modified from time to time.

“LaSalle Credit Facility” means the revolving credit facility created pursuant to the LaSalle Credit Agreement.

“Laws” means all ordinances, statutes, rules, regulations, codes, orders, injunctions, writs or decrees of any Governmental Authority.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder), including the LaSalle Credit Facility.

“MHIC” means Mt. Hawley Insurance Company, an Illinois insurance company.

“Moody’s” means Moody’s Investors Service, Inc.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.13.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“Other Taxes” is defined in Section 3.5(b).

“Participants” is defined in Section 12.2.1.

“Payment Date” means the first day of each January, April, July and October.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3.1.

“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having at least a majority of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least a majority of the aggregate unpaid principal amount of the outstanding Advances.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Response Date” is defined in Section 2.19.

“Restatement Date” means the date on which each of the conditions set forth in Section 4.1 has been satisfied.

“Risk Based Capital Act” means the Risk-Based Capital for Property and Casualty Insurers Model Act and the rules, regulations and procedures prescribed from time to time by the NAIC with respect thereto, in each case as amended, modified or supplemented from time to time by the NAIC.

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“RLIC” means RLI Insurance Company, an Illinois company.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Person for the preparation of annual statements and other financial reports by insurance companies of the same type as such Person in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 6.1.

“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Statutory Net Income” means, with respect to any Insurance Subsidiary at any time, the net income of such Insurance Subsidiary at such time, as determined in accordance with SAP.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Statutory Surplus as Regards Policyholders” means, with respect to any Insurance Subsidiary at any time, the capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net revenue of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Invested Assets” means, as of any date, as to each Insurance Subsidiary, the amount of such Insurance Subsidiary’s cash and invested assets calculated in accordance with SAP.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  References herein to particular columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person’s Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby.   In the event that the columns, lines or sections of the Annual Statement referenced herein are changed or renumbered, all such references shall be deemed references to such column, line or section as so renumbered or changed.   References herein to the Risk Based Capital Act shall be deemed to be references to such act as in effect on the date of this Agreement; provided, that the Agent, the Lenders and the Borrower agree to make mutually acceptable modifications to Section 6.18 hereof following the request by any thereof upon any modification to such act.  Each accounting term used herein which is not otherwise defined herein shall be defined in accordance with Agreement Accounting Principles or SAP, as applicable, unless otherwise specified.

ARTICLE II

THE CREDITS

2.1                                 Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date; provided, that the Borrower may not make any borrowing hereunder if, after giving effect thereto, the aggregate principal amount of the outstanding Loans hereunder would exceed or be less than the principal amount outstanding of the LaSalle Credit Facility (after giving effect to any concurrent borrowing thereunder).  The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2                                 Termination.  Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3                                 Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4                                 Types of Advances.  The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5                                 Commitment Fee; Reductions and Increases in Aggregate Commitment.

(a)                                  The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to .20% on the daily unused portion of such Lender’s Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

(b)                                 The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances.

(c)                                  The Borrower may, at its option, on up to two occasions, seek to increase the Aggregate Commitment by up to an aggregate amount of $10,000,000 (resulting in a maximum Aggregate Commitment of $20,000,000) upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing; provided, that the Borrower shall increase the aggregate commitment under the LaSalle Credit

Facility by the same amount at the time of any such increase.  The Borrower shall, after giving such notice, first offer the increase in the Aggregate Commitment on a ratable basis to the Lenders (which may be declined by any Lender in its sole discretion).  If any existing Lender does not accept the offer to increase its Commitment, the Borrower may offer the amount so declined to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Agent.  No increase in the Aggregate Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Lender states the amount of its Commitment increase,  any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Commitments.  The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Advance such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments.  Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility fees.  The Borrower shall make any payments under Section 3.4 resulting from such assignments.  Any such increase of the Aggregate Commitment shall be subject to receipt by the Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Agent may reasonably request.

2.6                                 Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in an amount of not less than $1,000,000 or any larger amount that is an integral multiple of $500,000, and each Floating Rate Advance shall be in an amount of not less than $500,000 or any larger amount that is an integral multiple of $500,000, provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7                                 Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days’ prior notice to the Agent.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Agent.

2.8                                 Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 12:00 noon (Chicago time) on the Borrowing Date of each Floating Rate Advance and two Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)            the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)           the aggregate amount of such Advance,

(iii)          the Type of Advance selected, and

(iv)          in the case of each Eurodollar Advance, the Interest Period applicable thereto (which may not end after the Facility Termination Date).

Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII.  The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.9                                 Conversion and Continuation of Outstanding Advances.  Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance.  The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 noon (Chicago time) at least two Business Days prior to the date of the requested conversion or continuation, specifying:

(i)            the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)           the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)          the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto (which may not end after the Facility Termination Date).

2.10                           Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.11                           Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.12                           Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders.  Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.  The Agent is hereby authorized at any time during the continuance of a Default to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due and remains unpaid hereunder, other than any part thereof which is reasonably being disputed by the Borrower.

2.13                           Noteless Agreement; Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)                                 Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit C (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.14                           Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15                           Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16                           Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17                           Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18                           Non-Receipt of Funds by the Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made.  The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

ARTICLE III

YIELD PROTECTION; TAXES

3.1                                 Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                  subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)                                  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2                                 Changes in Capital Adequacy Regulations.  If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3                                 Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4                                 Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the

Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5                                 Taxes.  (a) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)                                 In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)                                  The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d)                                 Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)                                  For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)                                    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)                                 If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent).  The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

3.6                                 Lender Statements; Survival of Indemnity.  (a) To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Adjusted LIBO Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

(b)                                 Notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which would entitle such Lender to compensation pursuant to this Article III within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date that is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

3.7                                 Substitution of Lender.  Upon the receipt by the Borrower from any Lender (an “Affected Lender”) of a claim for compensation under Section 3.1, 3.2 or 3.5 or a notice in accordance with Section 3.3 regarding the unavailability of a Type of Advance, the Borrower may: (a) request the Affected Lender to use commercially reasonable efforts to obtain a replacement bank or other entity satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Affected Lender’s Loans and Commitment at the face amount thereof (a “Replacement Lender”); (b) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment (which request each such other Lender may decline or agree to in its sole discretion); or (c) designate a Replacement Lender.  Any such designation of a Replacement Lender under clause (a) or (c) shall be subject to the prior written consent of the Agent (which consent shall not unreasonably be withheld).  Any transfer of Loans or Commitment pursuant to this Section shall be made in accordance with Section 12.3 and Section 3.4, if applicable.

ARTICLE IV

CONDITIONS PRECEDENT

4.1                                 Effectiveness.  This Agreement shall become effective when the Borrower has furnished each of the following to the Agent with sufficient copies for the Lenders:

(a)                                  Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(b)                                 Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(c)                                  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan

Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d)                                 A certificate, signed by two Authorized Officers of the Borrower, stating that on the Restatement Date no Default or Unmatured Default has occurred and is continuing.

(e)                                  A written opinion of Mary Beth Nebel, Esquire, counsel to Borrower, in form and substance acceptable to the Agent and its counsel.

(f)                                    Executed originals of this Agreement, the Note, and all other Loan Documents, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

(g)                                 Evidence that the LaSalle Credit Agreement and the Reaffirmation and Amendment Agreement (Intercreditor Agreement) dated as of the date hereof among JPMCB, LaSalle Bank National Association and the Borrower have become effective.

(h)                                 Such other documents as any Lender or its counsel may have reasonably requested.

4.2                                 Each Advance.  The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

(a)                                  There exists no Default or Unmatured Default.

(b)                                 The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c)                                  The aggregate principal amount of the outstanding Advances hereunder, after giving effect to the proposed Advance, would not exceed the principal amount outstanding under the LaSalle Credit Facility (after giving effect to any concurrent borrowing proposed to be made thereunder).

(d)                                 All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a), (b) and (c) have been satisfied.  Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making an Advance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1                                 Existence and Standing.  Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business and (to the extent such concept applies to such entity) is in good standing in each jurisdiction in which its business is conducted, the failure of which could reasonably be expected to have a Material Adverse Effect.

5.2                                 Authorization and Validity.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3                                 No Conflict; Consent.  Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (b) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, which in any such case could reasonably be expected to have a Material Adverse Effect.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Person (including any governmental or public body or authority, or any subdivision thereof), which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4                                 Financial Statements.  The Borrower has heretofore furnished to each of the Lenders (a) the December 31, 2004 audited consolidated financial statements of the Borrower and its Subsidiaries and (b) the December 31, 2004 Annual Statement of each of RLIC and

MHIC (collectively, the “Financial Statements”).  Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles or SAP, as applicable, and such Financial Statements fairly present the consolidated (to the extent applicable) financial condition and operations of the Borrower and its Subsidiaries or such Insurance Subsidiary, as applicable, at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

5.5                                 Taxes.  The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  To the Borrower’s knowledge, no tax Liens have been filed and no claims are being asserted with respect to any such taxes.

5.6                                 Material Adverse Change.  Since December 31, 2004, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.7                                 Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans.  The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4, other than any liabilities which could not reasonably be expected to have a Material Adverse Effect.

5.8                                 Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9                                 ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $250,000.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.  All of the Borrower’s Employee Plans as of the date of this Agreement are listed on Schedule 5.9 hereto.  No proceedings have been instituted by any Governmental Authority to terminate or appoint a trustee to administer any such Employee Plans.

5.10                           Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11                           Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12                           Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

5.13                           Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14                           Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.15                           Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16                           Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.17                           Insurance Licenses.  Schedule 5.17 hereto lists all of the jurisdictions in which any Insurance Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance business (collectively, the “Licenses”) as of the date of this Agreement.  No License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation.  To the Borrower’s knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.  Schedule 5.17 also indicates the line or lines of insurance in which each such Insurance Subsidiary is authorized and the state or states in which such Insurance Subsidiary is licensed to engage in any line of insurance, in each case as of the date of this Agreement.

5.18                           Reinsurance.  Schedule 5.18 sets forth a summary of the reinsurance arrangements of the Insurance Subsidiaries in effect as of the date of this Agreement.

5.19                           Solvency.  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

5.20                           Labor Controversies; Union Contracts, Etc.  There are no labor controversies pending or, to the knowledge of the Borrower, threatened against the Borrower, which if adversely determined could have a Material Adverse Effect.  There are no pending or, to the Borrower’s knowledge, threatened or anticipated (a) employment discrimination charges or complaints against or involving the Borrower before any governmental Person or(b) unfair labor practice charges or complaints, disputes or grievances or arbitration proceedings or controversies affecting the Borrower, which, in any such case, if adversely determined, could have a Material Adverse Effect.  There are no collective bargaining agreements covering any of the employees of the Borrower.

5.21                           Surety Obligations; Financial Assurances.  The Borrower is not obligated as surety or indemnitor under any surety or similar bond or other contract and has not issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person, except, in any such case, in the ordinary course of business.  As of the date of this Agreement, the Borrower has not posted or placed any Financial Assurance except as indicated in Schedule 5.21 hereto.

5.22                           Business Relations.  There exists no actual or threatened termination, cancellation, or adverse limitation of, or any adverse modification or change in, the contractual and/or business relationship between the Borrower and any owner/lessor of any facility utilized in the Borrower’s business, municipality, customer and/or supplier, and there exists no present condition or state of facts or circumstances in such relations, which in each case would have a Material Adverse Effect.

5.23                           Hazardous Materials.  Borrower has not caused or permitted any Hazardous Material to be disposed of or incorporated into, either on or under real property legally or beneficially owned or operated by Borrower, and no such real property has ever been used as a dump site or long-term storage site for any Hazardous Materials which would be reasonably likely to (a) give rise to present or future legal liability, and (b) have a material adverse effect on the business or financial condition of Borrower.  The failure, if any, of Borrower in connection with the operation of their business, to obtain or be in compliance with any permit, certificate, license, approval and other authorization, or to file any notification or report relating to chemical substances, air emissions, effluent discharges and Hazardous Material storage, treatment, transport and disposal has not had, nor will it have, a Material Adverse Effect, and no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials on the business or financial condition of Borrower which would be reasonably likely to have a Material Adverse Effect.

5.24                           Ranking.  The Obligations will rank at least pari passu with all Indebtedness of the Borrower, except Indebtedness secured by Liens permitted under Section 6.15.

5.25                           Intellectual Property.  The Borrower owns or has sufficient and legally enforceable rights to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its businesses as heretofore conducted by it, now conducted by it, and now proposed to be conducted by it, the lack of which could reasonably be expected to have a  Material Adverse Effect.  The Borrower is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than any such infringements or claims which, if successfully asserted against or determined adversely to the Borrower, could not, individually or collectively reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1                                 Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(a)                                  Within 120 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss, retained earnings and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants, and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(b)                                 Within 60 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss, retained earnings and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c)                                  Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

6.2                                 Other Reports.  The Borrower will and will cause each Subsidiary to deliver to furnish to the Lenders the following:

(a)                                  Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(b)                                 As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(c)                                  Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(d)                                 Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(e)                                  Upon the earlier of (i) (A) fifteen (15) days after the regulatory filing date or (B) sixty (60) days after the close of each fiscal year of each of RLIC and MHIC, copies of the unaudited Annual Statement of such Insurance Subsidiary, certified by the chief financial officer or the treasurer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) no later than each June 15, copies of such Annual Statements audited and certified by independent certified public accountants of recognized national standing.

(f)                                    Upon the earlier of (i) ten (10) days after the regulatory filing date or (ii) sixty (60) days after the close of each of the first three (3) fiscal quarters of each fiscal year of each of RLIC and MHIC, copies of the unaudited Quarterly Statement of each of the Insurance

Subsidiaries, certified by the chief financial officer or the treasurer of RLIC or MHIC, as applicable, all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein.

(g)                                 Promptly and in any event within ten (10) days after (i) learning thereof, notification of any changes after the date of this Agreement in the rating given by A.M. Best & Co. in respect of any Insurance Subsidiary and (ii) receipt thereof, copies of any ratings analysis by A.M. Best & Co. relating to any Insurance Subsidiary.

(h)                                 Copies of any outside actuarial reports prepared with respect to the adequacy of reserves analysis and evaluation of RLIC or MHIC, promptly after the receipt thereof, and no later than March 31 of each year, an annual actuarial opinion with respect to RLIC and MHIC in form and substance satisfactory to the Required Lenders from an actuarial firm reasonably satisfactory to the Required Lenders.

(i)                                     Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, the National Association of Securities Dealers, any securities exchange, the NAIC or any insurance commission or department or analogous Governmental Authority (including any filing made by the Borrower or any Subsidiary pursuant to any insurance holding company act or related rules or regulations), but excluding routine or non-material filings with the NAIC, any insurance commissioner or department or analogous Governmental Authority.

(j)                                     Within 90 days after the close of each fiscal year, a copy of the annual Risk Based Capital reports regarding each of RLIC and MHIC.

(k)                                  Within 120 days after the close of each fiscal year, a copy of the IRIS Ratios relating to each of RLIC and MHIC.

(l)                                     Within 90 days after the close of each fiscal year, a copy of the annual projections and budget for the next fiscal year for the Borrower and its Subsidiaries.

(m)                               Such other information (including, without limitation, the annual Best’s Advance Report Service report prepared with respect to each Insurance Subsidiary rated by A.M. Best & Co. and non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.3                                 Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for working capital and general corporate purposes.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.4                                 Notice of Default.  The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default, (b) of any other event or development, financial or other, relating specifically to the Borrower or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect, (c) their receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (d) their receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (e) any material judicial or administrative order of which they are aware limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted or (f) the commencement of any litigation of which they are aware which could reasonably be expected to create a Material Adverse Effect.

6.5                                 Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and other material foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6                                 Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.  The Borrower shall retain all incidents of ownership of the insurance maintained pursuant hereto and shall not borrow upon or otherwise impair its rights to receive the proceeds of such insurance.  In the event the Borrower either fails to provide the Agent with evidence of the insurance coverage required by this Section 6.6 or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which the Agent deems advisable.  The Borrower may later cancel any such insurance purchased by the Agent, but only after providing the Agent with evidence that the Borrower has obtained the insurance coverage required by this Section.  The costs of such insurance obtained by the Agent, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrower to the Agent, together with interest at the default rate provided for in Section 2.11 on such amounts until repaid and any other charges by the Agent in connection with the placement of such insurance.  The costs of such insurance, which may be greater than the cost of insurance which the Borrower may be able to obtain on its own, together with interest thereon at the default rate provided for in Section 2.11 and any other charges by the Agent in connection with the placement of such insurance may be added to the total Obligations due and owing.

6.7                                 Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.8                                 Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9                                 Inspection.  The Borrower will, and will cause each Subsidiary to, upon reasonable notice permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.  The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles or SAP, as applicable, consistently applied.

6.10                           Conduct of Business.  The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (b) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect and (c) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations except for any License the loss of which could not reasonably be expected to have a Material Adverse Effect; provided, that any Insurance Subsidiary may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by the such Insurance Subsidiary’s Board of Directors to be in the best interest of such Insurance Subsidiary and could not reasonably be expected to have a Material Adverse Effect.  No Insurance Subsidiary shall change its state of domicile or incorporation without the prior written consent of the Required Lenders.  Each Wholly-Owned Subsidiary in existence as of the date of this Agreement shall continue to be a Wholly-Owned Subsidiary; provided, that the Borrower may sell all of the capital stock of any Subsidiary, subject to Section 6.14 hereof.

6.11                           Dividends.  The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (a) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, and (b) the Borrower may declare and pay dividends on its capital stock or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding; provided, that no Default or Unmatured Default shall exist before or after giving effect to such dividends, redemptions, repurchases or other acquisitions or be created as a result thereof.

6.12                           Merger.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person; provided, that, (x) any Person may merge with or into the Borrower so long as (i) no Event of Default will result therefrom, (ii) the Borrower has permitted written notice at least twenty days prior to the proposed effective date, (iii) the aggregate consideration paid in such transaction does not exceed $50,000,000 and (iv) the Borrower is the surviving entity, and (y) subject to Section 6.14, a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.

6.13                           Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property to any other Person except for (a) sales of Investments in the ordinary course of business, (b) the sale by the Borrower on commercially reasonable terms of its Investment in Maui Jim, Inc., (c) the sale by RLIC on commercially reasonable terms of its Investment in Taylor, Bean and Whittaker, and (d) leases, sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries leased, sold or disposed of (other than sales permitted pursuant to clauses (a), (b), (c) and (d) of this Section 6.13) as permitted by this Section 6.13 since the date hereof do not constitute a Substantial Portion.

6.14                           Investments and Acquisitions.  The Borrower and its Subsidiaries may make Investments (including, without limitation, loans and advances to, and other Investments in, its Subsidiaries) and commitments therefor, create Subsidiaries, become a partner in any partnership or joint venture and make Acquisitions, subject to the following:

(a)                                  The Borrower and its Subsidiaries may make Acquisitions so long as (i) such transactions (A) consist exclusively of Acquisitions of businesses or entities engaged in the specialty property and casualty business, (B) do not constitute hostile takeovers and (C) do not require the payment of an aggregate consideration in excess of $50,000,000 after the date of this Agreement, (ii) the Borrower provides the Agent and each Lender with written notice of such transactions at least 20 days prior to the effective date thereof, and (iii) no Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto.

(b)                                 The Borrower and its Subsidiaries may make Investments in debt securities so long as at least 90% of the principal amount outstanding of all such Investments  constitutes an Investment in Investment Grade Obligations.

(c)                                  Any Investments made by any Insurance Subsidiary must be of a quality acceptable to the insurance commissioner in the respective domiciliary state of such Insurance Subsidiary.

(d)                                 The Borrower and its Subsidiaries may make loans to and extend guarantees of loans made to employees of the Borrower and its Subsidiaries to purchase stock of the Borrower pursuant to an employee stock purchase plan, so long as the aggregate principal amount outstanding of all such loans and guaranteed loans shall not exceed $20,000,000 in the aggregate.

(e)                                  The Borrower and its Subsidiaries may purchase equity securities issued by other Persons which are not Affiliates thereof and become a partner in a partnership or joint venture or similar Person, in each case in transactions which do not constitute Acquisitions; provided, that after giving effect to such transactions, the aggregate fair market value of all equity securities so purchased and the partnership, joint venture and other interests so obtained shall not exceed at any time 20% of the aggregate statutory surplus of the Insurance Subsidiaries at such time; provided, further, that neither (i) interests in joint ventures which are limited liability companies engaging in the same lines of business as the Insurance Subsidiaries nor (ii) purchases of publicly traded equity securities which aggregate less than 5% of the outstanding equity securities of a Person shall count toward such limitation.

6.15                           Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)                                  Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b)                                 Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c)                                  Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, pension plans, or other social security or retirement benefits, or similar legislation.

(d)                                 Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e)                                  [reserved].

(f)                                    purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition or within 180 days following such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced.

(g)                                 Liens arising in connection with Capitalized Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases.

(h)                                 Liens securing Financial Hedges arising in the ordinary course of business.

(i)                                     Liens on securities arising out of repurchase agreements permitted by the terms of this Agreement.

(j)                                     Liens consisting of deposits made by an Insurance Subsidiary with any Governmental Authority or Liens or claims imposed or required by applicable insurance law or regulation against the Property of any Insurance Subsidiary, in each case in favor of policyholders of such Insurance Subsidiary or any Governmental Authority and in the ordinary course of such Insurance Subsidiary’s business.

(k)                                  Liens on Investments and cash balances of any Insurance Subsidiary (other than capital stock or any Subsidiary) securing Obligations of the Borrower or any Insurance Subsidiary in respect of (i) letters of credit obtained in the ordinary course of business and/or (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by any Insurance Subsidiary.

(l)                                     The replacement, extension or renewal of any Lien permitted by clause (e) or (g) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (other than in respect of fees, expenses and premiums, if any) or change in any direct or contingent obligor) of the Indebtedness secured thereby.

(m)                               Liens securing obligations owed by any Subsidiary to the Borrower or any other Subsidiary.

(n)                                 Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for Investments or in the nature of set-off, banker’s lien or similar rights as to deposit accounts or other funds.

(o)                                 Judgment or judicial attachment Liens; provided, that the enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

(p)                                 Liens securing up to an aggregate amount of $50,000,000 of obligations of the Borrower or any Insurance Subsidiary arising out of catastrophe bond financing.

(q)                                 Liens securing Indebtedness or obligations (in addition to that described in clauses (a) through (p) above), in an aggregate amount not to exceed $30,000,000 at any one time outstanding.

6.16                           Reinsurance.  After the date of this Agreement, the Borrower will not permit RLIC or MHIC to modify its reinsurance arrangements in a manner that could reasonably be expected to have a Material Adverse Effect.

6.17                           Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase, exchange or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) transactions between Subsidiaries and/or payments by or transfers from one Subsidiary to another or (b) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18                           Financial Covenants.

6.18.1                  Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters to be less than 4.0 to 1.0.

6.18.2                  Leverage Ratio.  The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (a) Consolidated Indebtedness to (b) Consolidated Total Capitalization to be greater than .30 to 1.0.

6.18.3                  Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, to be less than 1.5 to 1.0.

6.18.4                  Risk-Based Capital.  At all times after March 31, 2005, cause each of RLIC and MHIC to maintain a ratio of (a) Total Adjusted Capital (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) to (b) the Company Action Level RBC (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) of at least one hundred seventy five percent (175%).

6.19                           LaSalle Credit Facility Prepayments.  The Borrower shall not (a) pay any amount under the LaSalle Credit Facility if, after giving effect thereto, and to any commitment payment made hereunder, the principal amount outstanding under the LaSalle Credit Facility would be less than the aggregate principal amount of the outstanding Advances hereunder or (b) enter into any transaction that has a substantially similar effect.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1                                 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2                                 Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3                                 The breach by the Borrower of any of the terms or provisions of Sections 6.3, 6.4(a), or 6.10 through 6.19.

7.4                                 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) Business Days after written notice from the Agent or any Lender.

7.5                                 Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6                                 The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, rehabilitation or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7                                 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8                                 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9                                 The Borrower or any of its Subsidiaries shall fail within 30 days to pay (or make arrangements to pay), bond or otherwise discharge one or more judgments which are not stayed on appeal or otherwise being appropriately contested in good faith and which are (a) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.10                           The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $1,000,000 or any Reportable Event shall occur in connection with any Plan.

7.11                           Any Change in Control shall occur.

7.12                           Any material License of RLIC or MHIC (a) shall be revoked by the Governmental Authority which issued a material License, or any action (administrative or judicial) to revoke a material License shall have been commenced against RLIC or MHIC and shall not have been dismissed within 180 days after the commencement thereof, (b) shall be suspended by such Governmental Authority for a period in excess of thirty (30) days or (c) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal by RLIC or MHIC, as applicable.

7.13                           The Insurance Subsidiaries shall be the subject of one or more final non-appealable orders imposing a fine in an amount in excess of $10,000,000 in any single instance or other such orders imposing fines in excess of $35,000,000 in the aggregate after the date of this Agreement by or at the request of one or more state insurance regulatory agencies as a result of the violation by such Insurance Subsidiaries of such states’ applicable insurance laws or the regulations promulgated in connection therewith.

7.14                           Any Insurance Subsidiary shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority or any

Insurance Subsidiary shall become subject to any other directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect and which is not stayed within ten (10) days.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1                                 Acceleration.  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender.  If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2                                 Amendments.  Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of Section 8.2(b), (d) and (e), all of the Lenders):

(a)                                  Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(b)                                 Reduce the percentage specified in the definition of Required Lenders.

(c)                                  Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder.

(d)                                 Permit the Borrower to assign its rights under this Agreement.

(e)                                  Amend this Section 8.2 or Section 10.1 or 10.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.  The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3                                 Preservation of Rights.  No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2                                 Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3                                 Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4                                 Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5                                 Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6                                 Expenses; Indemnification.  (a) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

(b)                                 The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.   The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7                                 Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8                                 Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles or SAP, as applicable except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements, and provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP or SAP (or if the Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP or SAP in effect immediately before the relevant change in GAAP or SAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

9.9                                 Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10                           Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11                           Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

9.12                           Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

9.13                           Disclosure.  The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14                           USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.15                           Amendment and Restatement.

(a)                                  On the Restatement Date, the Existing Agreement shall be amended, restated and superseded in its entirety.  The parties hereto acknowledge and agree that (a) this Agreement, the Notes delivered pursuant to Section 2.13 (the “Restated Notes”) and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Agreement) under the Existing Agreement as in effect prior to the Restatement Date; (b) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement; and (c) upon the effectiveness of this Agreement all loans outstanding under the Existing Agreement immediately before the effectiveness of this Agreement will be part of the Loans hereunder on the terms and conditions set forth in this Agreement.

(b)                                 Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of Borrower contained in the Existing Agreement, the Borrower acknowledges and agrees that any choses in action or other rights created in favor of any Lender and its respective successors arising out of the representations and warranties of the Borrower contained in or delivered (including representations and warranties delivered in connection with the making of the Loans or other extensions of credit thereunder) in connection with the Existing Agreement, shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrower’s monetary obligations under the Existing Agreement in respect of the loans thereunder  (including all “Obligations”, as defined thereunder) are evidenced by this Agreement as provided in Article I hereof.

(c)                                  All indemnification obligations of the Borrower pursuant to the Existing Agreement shall survive the amendment and restatement of the Existing Agreement pursuant to this Agreement.

(d)                                 On and after the Restatement Date, (i) each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Loan Documents to a “Note” shall mean and be a Note as defined in this Agreement.

ARTICLE X

THE AGENT

10.1                           Appointment; Nature of Relationship.  JPMCB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2                           Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3                           General Immunity.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4                           No Responsibility for Loans, Recitals, etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.  Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

10.5                           Action on Instructions of Lenders.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6                           Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7                           Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8                           Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9                           Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such

Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10                     Rights as a Lender.  In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11                     Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12                     Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder.  If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13                     Delegation to Affiliates.  The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1                           Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2                           Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1                           Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2                           Participations.

12.2.1                  Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2                  Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3                  Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the

Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3                           Assignments.

12.3.1                  Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender  (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.3.2                  Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing.  The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender.  The consent of the Issuing Bank shall be required prior to an assignment of a Commitment becoming effective.  Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3                  Effect; Effective Date.  Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $4,000 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan

Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4                  Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4                           Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5                           Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

13.1                           Notices.  Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2                           Change of Address.  The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1                        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2                        CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY

UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3                        WAIVER OF JURY TRIAL.  THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

RLI CORP.

By:

Title:

By:

Title:
9025 North Lindbergh Drive
Peoria, Illinois 61615-1431

Attention:	John E. Robison
	Telephone:	(309) 693-5846
	FAX:	(309) 689-2229

Commitments

$10,000,000	JPMORGAN CHASE BANK, N.A.
(successor by merger to Bank One, Illinois, NA),
Individually and as Agent

By:

Title:
124 SW Adams Street
Peoria, Illinois 61602

	Attention:	Erik J. Pettit
		Telephone:	(309) 672-6274
		FAX:	(309) 672-7930

Aggregate Commitment

$10,000,000

EXHIBIT A
COMPLIANCE CERTIFICATE

To:                              The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of May 31, 2005 (as amended, modified, renewed or extended from time to time, the “Agreement”) among RLI Corp. (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, N.A., (successor by merger to Bank One, Illinois, NA), as Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                       I am the duly elected                    of the Borrower;

2.                                       I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.                                       The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.                                       Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this         day of                  ,        .

RLI CORP.,
as Borrower

By:

Title:

A-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of               ,          with
Provisions of Section 6.18 of
the Agreement

(a) Section 6.18.1 – Interest Coverage Ratio

(i) Actual Interest Coverage Ratio:

(A) RLIC’s Statutory Surplus as of date of determination	$
(B) 10% of (A)	$
(C) RLIC’s statutory net income for four fiscal quarters ended on date of determination	$
(D) Greater of (B) and (C)	$
(E) Consolidated net income of other Subsidiaries which are not Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries	$
(F) Sum of (D) and (E)	$
(G) Consolidated Interest Expense for four quarters ended on date of determination	$
(H) Ratio of (F) to (G)

(ii) Minimum Interest Coverage Ratio	4.0 to 1.0

(b) Section 6.18.2 – Leverage Ratio

(i) Actual Leverage Ratio:

(A) Consolidated Indebtedness	$
(B) Consolidated Net Worth as of the date of determination	$
(C) Sum of (A) and (B)	$
(D) Ratio of (A) to (C)	$

(ii) Maximum Leverage Ratio	.30 to 1.0

(c) Section 6.18.4 – Fixed Charge Coverage Ratio

(i) Actual Fixed Charge Coverage Ratio:

(A) RLIC’s Statutory Surplus as of the date of determination	$
(B) 10% of (A)	$

1

(C) RLIC’s statutory net income for four fiscal quarters ended on date of determination	$
(D) Greater of (B) and (C)	$
(E) Consolidated net income of other Subsidiaries which are not Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries	$
(F) Sum of (D) and (E)	$
(G) Consolidated Interest Expense for four fiscal quarters ending on date of determination	$
(H) Aggregate dividends paid for four quarters ending on date of determination	$
(I) Current Maturities of Indebtedness for the Borrower and its Subsidiaries as of the date of determination (other than reverse repos and the Loans)	$
(J) Sum of (G), (H) and (I)	$
(K) Ratio of (F) to (J)

(ii) Minimum Fixed Charge Coverage Ratio	1.5 to 1.0

(d) Section 6.18.5 – MHIC’s Risk Based Capital Ratio

(i) Actual Risk Based Capital Ratio for MHIC:

(A) MHIC’s Total Adjusted Capital	$
(B) MHIC’s Company Action Level PBC	$
(C) Ratio of (A) to (B)	$

(ii) Minimum Required Risk Based Capital Ratio for MHIC	175%

(e) Section 6.18.6 – RLIC’s Risk Based Capital Ratio

(i) Actual Risk Based Capital Ratio for RLIC:

(A) RLIC’s Total Adjusted Capital	$
(B) RLIC’s Company Action Level RBC	$
(C) Ratio of (A) to (B)	$

(ii) Minimum Required Risk Based Capital Ratio for RLIC	175%

2

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans, included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of
[identify Lender(1)]]

3.	Borrower:	RLI Corp.

4.	Agent:	JPMorgan Chase Bank, N.A. (successor by merger to Bank One, Illinois, NA), as the agent under the Credit Agreement.

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of May 31, 2005 among RLI Corp., the Lenders parties thereto and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, Illinois, NA), as Agent.

(1) Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans(2)
$	$	%

7.	Trade Date:

Effective Date:                                    , 20    [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](3) Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

*  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3)  To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[Consented to:](4)

RLI CORP.

By:
Title:

By:
Title:

(4)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1                                 Assignor.  The Assignor represents and warrants that (a) it is the legal and beneficial owner of the Assigned Interest, (b) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (c) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (a) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (b) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (c) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (d) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (e) inspecting any of the property, books or records of the Borrower, or any guarantor, or (f) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2.                              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of  the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments.  The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to conflict of laws provisions thereof) but giving effect to federal laws applicable to national banks.

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

EXHIBIT C
REVOLVING NOTE

May 31, 2005

RLI Corp., an Illinois corporation (the “Borrower”), promises to pay to the order of                                                             (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Agreement (as hereinafter defined), in immediately available funds at JPMorgan Chase Bank, N.A. in Peoria, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of May 31, 2005 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, Illinois, NA), as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

RLI CORP.

By:

Print Name:

Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF                     ,

DATED              ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance